Exhibit 99.1

Mannatech Reports Fourth Quarter and Year End Results

•	2014 Net Sales increase 7.1%
•	2014 Operating Income increase 167.9%
•	2014 Net Income increase 104.7%

COPPELL, Texas—March 4, 2015—Mannatech, Incorporated (NASDAQ: MTEX), the founder of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, the pioneer of nutritional glycobiology and the global innovator of naturally sourced supplements based on Real Food Technology® solutions, today announced financial results for its fourth quarter and year end 2014.

Fourth Quarter Results

Fourth quarter net sales for 2014 were $45.2 million, a decrease of 2.8% as compared to $46.5 million in the fourth quarter of 2013. Our net sales increased 0.6% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

Net income was $1.9 million, or $0.68 per diluted share, for the fourth quarter of 2014, compared to net income of $2.6 million, or $0.94 per diluted share, for the fourth quarter of 2013.

For the three months ended December 31, 2014, our operations outside of North America accounted for approximately 57.5% of our consolidated net sales, whereas in the same period in 2013, our operations outside of North America accounted for approximately 53.3% of our consolidated sales.

For the three months ended December 31, 2014, net sales for Asia/Pacific increased by $0.9 million, or 4.4%, to $21.5 million as compared to $20.6 million for the same period in 2013. The increase in net sales is primarily due to $0.1 million in net deferred revenue being recognized from our loyalty program and $0.6 million in Ūth™ skin care product sales. For the same period in 2013, we deferred $1.2 million in revenue from our loyalty program, and Ūth skin care products had not yet been launched. The increases during the three months ended December 31, 2014 were offset by a $1.2 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates.

For the three months ended December 31, 2014, net sales for North America decreased by $2.5 million, or 11.5%, to $19.2 million as compared to $21.7 million for the same period in 2013. The decrease in net sales was primarily due to a 10.8% decrease in the number of active associates and members in the region.

For the three months ended December 31, 2014, net sales for Europe, the Middle East and Africa increased by $0.3 million, or 7.1%, to $4.5 million as compared to $4.2 million for the same period in 2013. This increase is primarily due to a $0.3 million increase in Ūth skin care product sales and $0.1 million in revenue being deferred from our loyalty program. For the same period in 2013, $0.3 million in revenue was deferred from our loyalty program and Ūth skin care products had not yet been launched.  These increases were offset by a $0.4 million unfavorable impact on net sales due to fluctuations in foreign currency exchange rates for the region.

Year End Results

Annual net sales for the year ended 2014 were $190.1 million, up 7.1% from $177.4 million for the year ended 2013. Our net sales increased by $14.1 million, or 7.9%, in constant dollars which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

We reported net income for 2014 of $6.5 million, compared to $3.2 million in 2013. The net income per diluted share was $2.40 in 2014, as compared to $1.18 in 2013.

For the year ended December 31, 2014, our operations outside of North America accounted for approximately 57.5% of our consolidated net sales, whereas in the same period in 2013, our operations outside of North America accounted for approximately 53.7% of our consolidated sales.

For the year ended December 31, 2014, net sales for Asia/Pacific increased by $12.1 million, or 15.1%, to $92.4 million as compared to $80.3 million in 2013.

For the year ended December 31, 2014, net sales for North America decreased by $1.4 million, or 1.7%, to $80.8 million as compared to $82.2 million in 2013.

For the year ended December 31, 2014, net sales for Europe, the Middle East and Africa increased by $2.0 million, or 13.4%, to $16.9 million as compared to $14.9 million in 2013.

In connection with our loyalty program, we recognize the dollar equivalent in revenue of loyalty points as the points are applied or forfeited. During 2014, we recognized $17.0 million revenue and deferred $21.2 million, resulting in a net deferral of $4.2 million. This is a reduction of $1.2 million in net deferred revenue as compared to 2013.

The total number of active new and continuing independent associates and members who purchased our packs or products during the twelve months ended December 31, 2014 and 2013 was approximately 230,000 and 245,000, respectively.  The number of new independent associates and members for 2014 was 108,000, compared to 116,000 in 2013.

Dr. Robert Sinnott, Mannatech’s CEO and Chief Science Officer, said, “Our independent associates, particularly in the Asia/Pacific region, have embraced Mannatech’s offer of products and opportunities to expand their sales base.  During 2014, we launched the Ūth skin care product in our foreign markets that accounted for $11.3 million in additional sales as compared to 2013. We continue to be optimistic about our business offering and the revenue growth across the globe.”

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income/(Loss) from Operations. The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the above non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, March 11, 2015 at 9 a.m. CDT, 10 a.m. EDT.  The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call.  The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 97308883.

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing childhood nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including the United States, Canada, South Africa, Australia, New Zealand, Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Japan, Taiwan, Singapore, Estonia, Finland, the Republic of Ireland, Czech Republic, the Republic of Korea, Mexico, Namibia, Spain and Hong Kong. For more information, visit Mannatech.com.

Please note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes and its planned growth into new international markets. Although Mannatech believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

CONSOLIDATED BALANCE SHEETS – (UNAUDITED)
(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$27,999	$20,395
Restricted cash	1,511	1,519
Accounts receivable, net of allowance	504	423
Income tax receivable	4	4
Inventories, net	10,591	13,988
Prepaid expenses and other current assets	3,069	3,061
Deferred commissions	4,544	2,706
Deferred tax assets, net	1,141	1,578
Total current assets	49,363	43,674
Property and equipment, net	2,481	3,170
Construction in progress	1,622	69
Long-term restricted cash	7,045	4,254
Other assets	3,567	3,591
Long-term deferred tax assets, net	3,320	1,303
Total assets	$67,398	$56,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$901	$704
Accounts payable	4,252	4,996
Accrued expenses	6,356	5,796
Commissions and incentives payable	7,908	10,210
Taxes payable	2,578	1,858
Current deferred tax liability	123	114
Deferred revenue	10,890	6,380
Total current liabilities	33,008	30,058
Capital leases, excluding current portion	852	450
Long-term deferred tax liabilities	26	9
Other long-term liabilities	2,136	2,092
Total liabilities	36,022	32,609

Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	40,672	42,592
Retained earnings (deficit)	2,750	(3,746)
Accumulated other comprehensive loss	(109)	(743)
Treasury stock	(11,937)	(14,651)
Total shareholders’ equity	31,376	23,452
Total liabilities and shareholders’ equity	$67,398	$56,061

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	For the years ended December 31,
	2014	2013
Net sales	$190,081	$177,423
Cost of sales	38,350	36,097
Gross profit	151,731	141,326

Operating expenses:
Commissions and incentives	75,240	75,633
Selling and administrative expenses	36,193	33,758
Depreciation and amortization	1,608	2,120
Other operating costs	25,948	25,059
Total operating expenses	138,989	136,570

Income from operations	12,742	4,756
Interest income	121	22
Other expense, net	(3,042)	(1,969)
Income before income taxes	9,821	2,809

Income tax benefit (provision)	(3,325)	365
Net income	$6,496	$3,174

Earnings per common share:
Basic	$2.44	$1.20
Diluted	$2.40	$1.18

Weighted-average common shares outstanding:
Basic	2,663	2,650
Diluted	2,706	2,683

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income/(Loss) from Operations. We refer to these adjusted financial measures as constant dollar items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

	2014		2013	Reconciliation – Constant $
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$190.1	$191.5	$177.4	14.1	7.9%
Product	155.3	156.7	143.5	13.2	9.2%
Pack	27.8	27.7	26.2	1.5	5.7%
Other	7.0	7.1	7.7	(0.6)	(7.8)%
Deferred Revenue	10.9	11.0	6.4	4.6	71.9%
Gross Profit	151.7	152.5	141.3	11.2	7.9%
Income/(Loss) from Operations	12.7	12.0	4.8	7.2	150.0%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended December 31 was as follows:

	2014		2013
New	108,000	47.0%	116,000	47.3%
Continuing	122,000	53.0%	129,000	52.7%
Total	230,000	100.0%	245,000	100.0%